Exhibit 99.1
Press Release
BSY Investor Contact:
Eric Boyer
Investor Relations Officer
ir@bentley.com

Bentley Systems, Incorporated Declares Third Quarter 2023 Dividend

EXTON, Pa. – July 27, 2023 – Bentley Systems, Incorporated (Nasdaq: BSY), the infrastructure engineering software company, today announced that its Board of Directors declared a $0.05 per share dividend for the third quarter of 2023. The cash dividend is payable on August 24, 2023 to all stockholders of record of Class A and Class B common stock as of the close of business on August 15, 2023.

About Bentley Systems
Bentley Systems (Nasdaq: BSY) is the infrastructure engineering software company. We provide innovative software to advance the world’s infrastructure – sustaining both the global economy and environment. Our industry-leading software solutions are used by professionals, and organizations of every size, for the design, construction, and operations of roads and bridges, rail and transit, water and wastewater, public works and utilities, buildings and campuses, mining, and industrial facilities. Our offerings, powered by the iTwin Platform for infrastructure digital twins, include MicroStation and Bentley Open applications for modeling and simulation, Seequent’s software for geoprofessionals, and Bentley Infrastructure Cloud encompassing ProjectWise for project delivery, SYNCHRO for construction management, and AssetWise for asset operations. Bentley Systems’ 5,000 colleagues generate annual revenues of more than $1 billion in 194 countries.
For more information, visit www.bentley.com.
This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including a statement regarding expectations as to payment of a quarterly cash dividend in the foreseeable future. Any future determination as to payment of dividends will depend upon the financial condition and results of operations of the company and such other factors as are deemed relevant by the board of directors. For example, macroeconomic conditions, pandemic consequences, a change in business needs including working capital, or a change in income tax law relating to dividends, could cause the company to decide not to pay a dividend in the future. A discussion of other risks and uncertainties is included in the company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings.
© 2023 Bentley Systems, Incorporated. Bentley, the Bentley logo, Bentley Infrastructure Cloud, Bentley Open, AssetWise, iTwin, MicroStation, ProjectWise, Seequent, and SYNCHRO are either registered or unregistered trademarks or service marks of Bentley Systems, Incorporated or one of its direct or indirect wholly owned subsidiaries. All other brands and product names are trademarks of their respective owners.